ASSIGNMENT AND AMENDMENT

This **ASSIGNMENT AND AMENDMENT** (this "Assignment") is made and entered into as of September 29, 2011 by and among **American Enterprises MPT Corp.**, a Delaware corporation in (the "Assignor"), **Altra Industrial Motion, Inc.** (the "Assignee"), and **Ameridrives International, LLC**, a Delaware limited liability company (the "Company").

WHEREAS, the Assignor is the sole Member of, and holds one hundred percent (100%) of the issued and outstanding limited liability company interests (the "Interest") in, the Company, existing under and evidenced by that certain Limited Liability Company Agreement of Ameridrives International, LLC, dated as of January 1, 2006 (the "LLC Agreement");

WHEREAS, the Assignor desires to assign, transfer, and convey the Interest to the Assignee, as such Interest is described in the LLC Agreement, and to withdraw from the Company; and

WHEREAS, the Assignee desires to accept the Interest assigned to the Assignee and to be admitted to the Company as the sole Member in respect of the Interest in the place and stead of the Assignor; and

WHEREAS, pursuant to Section 12 of the LLC Agreement, the parties desire to amend the LLC Agreement in order to reflect the transactions contemplated by this Assignment.

NOW, THEREFORE, this Assignment is made in consideration of the premises, warranties, and mutual covenants set forth herein, and each of the parties to this Assignment agrees as follows:

Section 1. Assignment of the Interest.

(a) For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor hereby gives, transfers, conveys, and assigns to the Assignee the Interest and all of the Assignor's rights under the LLC Agreement in respect of the Interest, including, without limitation, (a) all rights of the Assignor to receive monies and other property or assets due and to become due to the Assignor on or in respect of the Interest under or pursuant to the LLC Agreement; (b) all claims of the Assignor, in respect of the Interest, for damages arising out of or for breach of or default under the LLC Agreement; (c) all rights of the Assignor, in respect of the Interest, to receive proceeds or benefit of any indemnity, warranty, or other payments with respect to the LLC Agreement; and (d) all rights of the Assignor, in respect of the Interest, to act as the sole Member of the Company thereunder.

(b) The Assignee hereby accepts from the Assignor the Interest assigned hereunder to the Assignee and agrees to become the sole Member of the Company, in respect of the Interest, in the place and stead of the Assignor.

Section 2. Admission as a Member. The Assignee is hereby admitted to the Company as the sole Member in respect of the Interest, having the same rights and interest as the Assignor with respect to the Interest. The Assignee hereby enters into, and agrees to be bound by the terms and conditions of, the LLC Agreement.

Section 3. Withdrawal. The Assignor hereby withdraws from the Company and is no longer a Member of the Company.

Section 4. Effect of Withdrawal and Substitution. As of the effective date hereof, the capital account of the Assignor with respect to the Interest will be transferred to the Assignee. From and after the effective date hereof, the portion of the profits or losses of the Company and the portions of all other items of income, gain, loss, deduction, or credit allocable to the Interest on or after such date shall be credited or charged, as the case may be, to the Assignee and not to the Assignor. The Assignee shall be entitled to all distributions or payments in respect of the Interest made on or after the effective date hereof, regardless of the source of those distributions or payments or when the same were earned or received by the Company. Nothing in this Assignment will affect the allocation to the Assignor of profits, losses, and other items of income, gain, loss, deduction, or credit allocable to the Interest and attributable to any period before the effective date hereof or any distributions or payments made to the Assignor in respect of the Interest before such date.

Section 5. Representations of the Parties.

(a) The Assignor represents to the Assignee that: (i) this Assignment has been duly executed and delivered by the Assignor, and is a valid and binding obligation of the Assignor, enforceable in accordance with its terms; (ii) the Assignor is the sole owner, as the sole Member of the Company, of the Interest; and (iii) the Assignor has good title to the Interest, free and clear of any liens, claims, encumbrances, security interests, or options.

(b) The Assignee represents to the Assignor and the Company that this Assignment has been duly executed and delivered by the Assignee, and is a valid and binding obligation of the Assignee, enforceable in accordance with its terms.

Section 6. Acknowledgment by the Company; Amendment.

(a) The Company hereby acknowledges (i) the Assignor's assignment, transfer, and conveyance of the Interest to the Assignee; (ii) the withdrawal of the Assignor as a Member of the Company and (iii) the admission of the Assignee as a substituted Member in respect of the Interest.

(b) The Company hereby confirms that each of the Assignor and the Assignee has executed all documents and instruments, and furnished all information and documents, that are necessary or appropriate in connection with (i) the Assignor's assignment, transfer, and conveyance of the Interest to the Assignee; (ii) the withdrawal of the Assignor as the sole Member of the Company; and (iii) the admission of the Assignee as the sole Member of the Company.

(c) Pursuant to Section 12 of the LLC Agreement, as of the effective date hereof, the LLC Agreement is hereby amended by deleting all references to "American Enterprises MPT Corp." as the sole Member of the Company, and substituting "Altra Industrial Motion, Inc." in place thereof.

Section 7. Continuation of the Company. The parties agree that the assignment of the Interest pursuant hereto will not dissolve the Company and the business of the Company will continue.

Section 8. Future Cooperation. The Assignor and the Assignee mutually agree to cooperate at all times from and after the date hereof with respect to any of the matters described herein, and to execute such further deeds, bills of sale, assignments, releases, assumptions, notifications, or other documents as may be reasonably requested for the purpose of giving effect to, evidencing, or giving notice of the transaction evidenced by this Assignment.

Section 9. Miscellaneous.

(a) This Assignment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

(b) In the event of any conflict between the provisions of the LLC Agreement and this Assignment, the provisions of this Assignment shall control. Except as modified hereby, the LLC Agreement shall remain in full force and effect in accordance with the terms and provisions thereof.

(c) No supplement, modification, waiver, or termination of this Assignment or any provision hereof shall be binding unless executed in writing by each the parties hereto. No waiver of any of the provisions of this Assignment shall constitute a waiver of any other provision (whether or not similar); nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(d) This Assignment sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties with respect to the transfer of the Interest to the Assignee. There are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, between the parties with respect to the assignment of the Interest other than as set forth in this Assignment. Any and all prior agreements between the parties to this Assignment with respect to the assignment of the Interest to the Assignee are hereby revoked. This Assignment is, and is intended by the parties hereto to be, an integration of any and all prior agreements or understandings, oral or written, with respect to the transfer of the Interest to the Assignee.

(e) The headings of sections and subsections of this Assignment have been inserted for convenience of reference only and shall not be deemed to be a part of this Assignment or to affect the meaning of any of its provisions.

(f) This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws of such state.

(g) This Assignment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

(h) This Assignment may be executed in counterparts, including by facsimile or other electronic means, each of which when executed shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have subscribed to this Assignment as of the date first set forth above, to be effective as of such date.

ASSIGNOR:

AMERICAN ENTERPRISES MPT CORP.

By: ______________________
Glenn Deegan
Secretary

ASSIGNEE:

ALTRA INDUSTRIAL MOTION, INC.

By: ______________________
Carl. R. Christenson
President

COMPANY:

AMERIDRIVES INTERNATIONAL, LLC

By: ______________________
Christian Storch
Chief Financial Officer